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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-115188) and related Prospectus of CompuCredit Corporation for the registration of shares of its common stock, preferred stock, or debt securities and to the incorporation by reference therein of our report dated March 26, 2002, with respect to the consolidated statements of operations, shareholders' equity and cash flows of CompuCredit Corporation and subsidiaries for the year ended December 31, 2001 included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Atlanta, Georgia
June 3, 2004

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CONSENT OF INDEPENDENT AUDITORS